March 19, 2004



Dear Stockholder:


You are cordially invited to attend the Annual Meeting of Stockholders of Fidelity Bankshares, Inc. (the "Company"). The Annual Meeting will be held at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida, 33406 at 10:00 a.m. (local time) on April 20, 2004.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted.

The Annual Meeting is being held so that stockholders will be given an opportunity to elect three directors.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interest of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board of Directors unanimously recommends a vote "FOR" the election of director nominees.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you currently plan to attend the Annual Meeting. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

Sincerely,

/s/ Vince A. Elhilow
--------------------------
Vince A. Elhilow
Chairman of the Board,
Chief Executive Officer and President

                            Fidelity Bankshares, Inc.
                                205 Datura Street
                         West Palm Beach, Florida 33401
                                 (561) 803-9900

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held On April 20, 2004

     Notice is hereby given that the Annual Meeting of Fidelity Bankshares, Inc. (the "Company") will be held at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida 33406, at 10:00 a.m. (local time) on April 20, 2004.

     A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

     The Annual Meeting is for the purpose of considering and acting upon:

     1.   The election of three directors of the Company and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

     Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which by original or later adjournment the Annual Meeting may be adjourned. Stockholders of record at the close of business on March 5, 2004 are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof.

     A list of stockholders entitled to vote at the Annual Meeting will be available at the Company's Main Office, 205 Datura Street, West Palm Beach, Florida 33401, for the 10 days immediately prior to the Annual Meeting. It also will be available for inspection at the meeting itself.

     EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

                                              By Order of the Board of Directors


                                              /s/ Elizabeth M.Cook
                                              --------------------
                                              Elizabeth M. Cook
                                              Secretary


West Palm Beach, Florida
March 19, 2004


--------------------------------------------------------------------------------
IMPORTANT: A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT
                                       of
                            FIDELITY BANKSHARES, INC.
                                205 Datura Street
                         West Palm Beach, Florida 33401
                                 (561) 803-9900


--------------------------------------------------------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 20, 2004
--------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Fidelity Bankshares, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida 33406, on April 20, 2004 at 10:00 a.m., local time, and all adjournments thereof. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 19, 2004.

--------------------------------------------------------------------------------
                              REVOCATION OF PROXIES
--------------------------------------------------------------------------------

     Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. Where no instructions are indicated, proxies will be voted "FOR" the proposal set forth in this Proxy Statement for consideration at the Meeting.

     Proxies may be revoked by sending written notice of revocation to the Secretary of the Company, Elizabeth M. Cook, at the address of the Company shown above, by delivering a later dated proxy, or by attending the Meeting and voting in person. The presence at the Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Meeting.

--------------------------------------------------------------------------------
                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

     Holders of record of the Company's common stock, par value $.10 per share (the "Common Stock"), as of the close of business on March 5, 2004 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, the Company had 15,066,657 shares of Common Stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote FOR the election of the three nominees proposed by the Board of Directors or to WITHHOLD AUTHORITY to vote for the nominees being proposed. Proxies solicited hereby will be returned to the Company and will be tabulated by an Inspector of Election designated by the Company's Board of Directors. Directors are elected by a plurality of the votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominees being proposed is withheld.

     In accordance with the provisions of the Company's Certificate of Incorporation, record holders of common stock who beneficially own in excess of 10% of the issued and outstanding shares of common stock are not entitled to vote any of the shares held in excess of that limit. The Certificate of Incorporation further authorizes the Board of Directors (i) to make all determinations necessary to implement and apply that limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own shares of common stock in excess of the limit supply information to enable the Board of Directors to implement and apply the limit.

     Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC") regarding such ownership pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by directors and named executive officers individually, by executive officers and directors as a group, and by each person who was the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock on the Record Date. The business address of each director and executive officer is 205 Datura Street, West Palm Beach, Florida.

                                                     Number of Shares of
                                                  Common Stock Beneficially    Percent of All Common
            Name of Beneficial Owner                        Owned              Stock Outstanding(1)
Vince A. Elhilow(2)                                        429,421                     2.86%
Keith D. Beaty(3)                                          162,133                     1.08
Paul C. Bremer(4)                                           36,142                     0.24
F. Ted Brown, Jr.(5)                                        95,293                     0.63
Donald E. Warren, M.D.(6)                                   95,605                     0.64
Karl H. Watson(7)                                           35,767                     0.24
Richard D. Aldred(8)                                       147,796                     0.98
Joseph C. Bova(9)                                          116,792                     0.78
Robert L. Fugate(10)                                       159,264                     1.06
Christopher H. Cook(11)                                     62,121                     0.41
Private Capital Management(12)                           1,466,105                     9.76
Fidelity Federal Bank & Trust ESOP                       1,040,135                     6.92
Savings Plan for Fidelity Federal Bank & Trust             808,725                     5.38

All directors and executive
  Officers as a group.(13)                               1,340,334                     8.92%

(1)  Based upon 15,024,648 shares outstanding.
(2) Includes 69,619 shares held by the management performance plan. Includes 13,810 shares allocated under the Fidelity Federal Bank &Trust employee stock ownership plan. Includes 32,058 shares held under the savings plan for employees for the benefit of Mr. Elhilow. Includes 55,200 shares of restricted stock and options to purchase 43,000 shares pursuant to the 2002 Incentive Stock Benefit Plan.
(3) Includes 13,912 shares of restricted stock and options to purchase 14,466 shares pursuant to the 2002 Incentive Stock Benefit Plan.
(4) Includes 9,600 shares of restricted stock and options to purchase 14,466 shares pursuant to the 2002 Incentive Stock Benefit Plan.
(5) Includes 4,332 shares subject to options that may be exercised within 60 days pursuant to the directors' stock option plan. Includes 13,912 shares of restricted stock and options to purchase 14,466 shares pursuant to the 2002 Incentive Stock Benefit Plan.
(6) Includes 20,000 shares subject to options that may be exercised within 60 days pursuant to the directors' stock option plan. Includes 13,912 shares of restricted stock and options to purchase 14,466 shares pursuant to the 2002 Incentive Stock Benefit Plan.
(7) Includes 11,200 shares of restricted stock and options to purchase 14,466 shares pursuant to the 2002 Incentive Stock Benefit Plan.
(8) Includes 13,500 shares held by the management performance plan. Includes 13,194 shares allocated under the Fidelity Federal Bank & Trust employee stock ownership plan. Includes 10,554 shares held under the savings plan for employees for the benefit of Mr. Aldred. Includes 24,000 shares of restricted stock and options to purchase 16,333 shares pursuant to the 2002 Incentive Stock Benefit Plan.
(9) Includes 12,877 shares held by the management performance plan. Includes 12,864 shares allocated under the Fidelity Federal Bank & Trust employee stock ownership plan. Includes 20,189 shares held under the savings plan for employees for the benefit of Mr. Bova. Includes 24,000 shares of restricted stock and options to purchase 16,333 shares pursuant to the 2002 Incentive Stock Benefit Plan.
(10) Includes 22,425 shares held by the management performance plan. Includes 11,663 shares allocated under the Fidelity Federal Bank & Trust employee stock ownership plan. Includes 32,094 shares held under the savings plan for employees for the benefit of Mr. Fugate. Includes 24,000 shares of restricted stock and options to purchase 16,333 shares pursuant to the 2002 Incentive Stock Benefit Plan.
(11) Includes 4,683 shares allocated under the Fidelity Federal Bank & Trust employee stock ownership plan. Includes 24,000 shares of restricted stock and options to purchase 16,333 shares pursuant to the 2002 Incentive Stock Benefit Plan.
(12) This information is based upon a Schedule 13G filed by the reporting person. The reporting person reports shared voting and investment power over all shares reported. The reporting person's address is 8889 Pelican Bay Boulevard, Naples, Florida 34108.
(13) Unless otherwise indicated, includes shares held directly by the individuals as well as by spouses, in trust, and other indirect forms of ownership of shares over which the individuals effectively exercise sole or shared voting and investment power. Includes 180,662 shares of common stock which non-employee directors of Fidelity Bankshares, Inc. have the right to acquire within 60 days of the Record Date pursuant to the exercise of stock options granted under the Fidelity Federal Bank & Trust stock option plan for non-employee directors.

--------------------------------------------------------------------------------
                        PROPOSAL I--ELECTION OF DIRECTORS
--------------------------------------------------------------------------------


     The Company's Board of Directors currently is composed of six members. The Company's bylaws provide that one-third of the directors are to be elected annually. Directors of the Company are generally elected to serve for a three-year period or until their respective successors shall have been elected and duly qualified. The terms of the Board of Directors are classified so that approximately one-third of the directors are up for election in any one year. Three directors will be elected at the Meeting. The Board of Directors has nominated Paul C. Bremer and Karl H. Watson each to serve on the Board of Directors for a three-year term and F. Ted Brown for a one-year term so that one third of the Directors are elected each year.

     The table below sets forth certain information regarding the composition of the Company's Board of Directors, including the terms of office of Board members. Historical information relates to Fidelity Federal Bank & Trust (the "Bank") and its mutual savings association predecessor. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominee identified below. If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominee was selected.


                                                                                         Current Term to
            Name                Age          Positions Held         Director Since (1)       Expire

                                                 NOMINEE

Paul C. Bremer                   60             Director                   2000               2004

F. Ted Brown                     75             Director                   1990               2004

Karl H. Watson                   62             Director                   1999               2004

                                     DIRECTORS CONTINUING IN OFFICE


Keith D. Beaty                   54             Director                   1992               2005

Vince A. Elhilow                 64      Chairman of the Board,            1984               2006
                                         Chief Executive Officer
                                              and President

Donald E. Warren, M.D.           76             Director                   1979               2006


---------------------

(1) Where appropriate refers to the individual's service as a director of Fidelity Federal Bank & Trust's mutual predecessor.

     The principal occupation during the past five years of each director and executive officer of the Company is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated. With the exceptions of Mr. Elhilow and Mr. Brown, the board of directors has determined that each of the Company's directors qualifies as an "independent director" under the Nasdaq corporate governance listing standards.

     Vince A. Elhilow has been President of Fidelity Federal Bank & Trust since 1987, Chief Executive Officer of Fidelity Federal Bank & Trust since 1992 and Chairman of the Board since 2002. Prior to his appointment as President of Fidelity Federal Bank & Trust, Mr. Elhilow was manager of the Loan Department from 1973 to 1992 and Executive Vice President and Chief Operating Officer from 1981 to 1987. Mr. Elhilow joined Fidelity Federal Bank & Trust in January 1963 and has been a Director since 1984.

     Keith D. Beaty is the Chief Executive Officer of Implant Innovations, Inc. a distributor of dental implants, located in Palm Beach Gardens. Mr. Beaty has been a director of Fidelity Federal Bank & Trust since 1992.

     Paul C. Bremer is a retired certified public accountant. From 1979 until his retirement in 2000, Mr. Bremer was a partner with the accounting firm of Ernst & Young. Mr. Bremer was appointed to the Board of Directors in August 2000.

     F. Ted Brown is the President of Ted Brown Real Estate, Inc., located in North Palm Beach. Mr. Brown has been a director of Fidelity Federal Bank & Trust since 1990.

     Donald E. Warren, M.D. is a retired physician who practiced in West Palm Beach for over 36 years. He was associated with Intracoastal Health Systems until his retirement in November 1996. Dr. Warren has been a director of Fidelity Federal Bank & Trust since 1979.

     Karl H. Watson is President and Chief Operating Officer of the Construction Materials Division, Rinker Materials, a concrete and building materials company based in West Palm Beach. Mr. Watson has been with Rinker Materials for over 35 years. Mr. Watson was appointed to the Board of Directors on January 19, 1999.

     Richard D. Aldred is Executive Vice President, Chief Financial Officer and Treasurer.

     Joseph C. Bova is Executive Vice President and Lending Operations Manager.

     Robert  L.  Fugate is  Executive  Vice  President  and  Banking  Operations
Manager.

     Christopher H. Cook became Executive Vice President and corporate counsel in 1996. Prior to that time, Mr. Cook was a partner with the law firm of Brackett, Cook, Sned, Welch, D'Angio, Tucker & Farach, P.A.

Ownership Reports by Officers and Directors

     The Common Stock is registered pursuant to Section 12(g) of the Exchange Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Company's common stock ("10% beneficial owners") are required to file reports on Forms 3, 4, and 5 with the Securities and Exchange Commission disclosing changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company's Common Stock to file a Form 3, 4 or 5 on a timely basis. All of the Company's directors, officers and all owners of more than 10% of the Company's common stock filed these reports on a timely basis.

Attendance at Annual Meeting of Stockholders

     The Company does not have a policy regarding director attendance at the annual meetings of stockholders. Directors Keith D. Beaty, F. Ted Brown, Jr., Donald E. Warren, Paul C. Bremer, Karl H. Watson, and Vince A. Elhilow attended the prior fiscal year's annual meeting of stockholders.

--------------------------------------------------------------------------------
                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

     The business of the Company's Board of Directors is conducted through meetings and activities of the Board and its committees. During the year ended December 31, 2003, the Board of Directors of the Company held 13 regular and special meetings. Beginning in 2004, pursuant to Nasdaq rules, the independent members of the Board of Directors will meet in "executive session" without the presence of management. The Board expects that these meetings will occur quarterly in conjunction with regularly scheduled meetings of the full Board of Directors. During the year ended December 31, 2003, no director attended fewer than 75 percent of the total meetings of the Board of Directors of the Company and committees on which such director served.

         Compensation Committee

     The Company does not have a separate compensation committee, because all cash compensation paid to executive officers is paid by the Bank. The Executive Compensation and Benefits Committee of the Bank meets periodically to review the performance of officers and employees, and to determine compensation programs and adjustments. During 2003 the Executive Compensation and Benefits Committee was comprised of Directors Beaty, Bremer, Warren and Watson, each of whom is an independent director. The Executive Compensation and Benefits Committee met twice during the year ended December 31, 2003.

         Nominating Committee

     The independent members of the Board of Directors serves as the Nominating Committee, and consists of Directors Beaty, Bremer, Warren and Watson. During the year ended December 31, 2003, one meeting of the Nominating Committee was held.

     The functions of the Nominating Committee include the following:

o to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

o    to  review  and  monitor   compliance  with  the   requirements  for  board
     independence; and

o to review the committee structure and make recommendations to the Board regarding committee membership.

     The Nominating Committee has adopted a written charter for the Nominating Committee, which is available at the Company's website at www.fidelityfederal.com. The Nominating Committee does not have any written specific minimum qualifications or skills that the committee believes must be met by either a committee-recommended or a securityholder-recommended candidate in order to serve on the committee. The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not to wish to continue in service or if the Nominating Committee or the Board decided not to re-nominate a member for re-election, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the following criteria. When identifying and evaluating new directors, the Nominating Committee considers the diversity and mix of the existing board of directors, including, but not limited to, such factors as: the age of the current directors, their geographic location (being a community bank, there is a strong preference for local directors), minority and female representation on the Board of Directors, employment experience, community representation, public interest considerations and the implementation of the Company's strategic plan. Among other things, when examining a specific candidate's qualifications, the Nominating Committee considers: the ability to represent the best interest of the Company, existing relationships with the Company, interest in the affairs of the Company and its purpose, the ability to fulfill director responsibilities, leadership skill, reputation within the Company's community, community service, integrity, business judgment, ability to develop business for the Company and the ability to work as a member of a team.

     Article I, Section 6(c) of the Company's Bylaws sets forth the procedure to be followed by stockholders who wish to nominate individuals as members of the Board of Directors. A stockholder desiring to make a nomination to the Board must deliver written notice of the nomination to the Secretary of the Company at the Company's principal executive offices not less than ninety (90) days prior to the date of the meeting, provided however, that in the event that less than one hundred (100) days' notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice shall set forth: (i) as to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and
(ii) as to the stockholder giving notice (x) the name and address, as they appear on the Company's books, of such stockholder and (y) the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder.

     At the request of the Board of Directors any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Company the information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the Company unless nominated in accordance with the provisions of Section 6(c) of the Company's Bylaws. The Officer of the Company or other person presiding at the meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with such provisions and, if he or she should so determine, he or she shall declare so to the meeting and the defective nomination shall be disregarded.

Procedures for the Nomination of Directors by Stockholders

     In addition to the provisions set forth in the Company's Bylaws, the Nominating Committee has adopted procedures for the submission of director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating Committee will consider candidates submitted by the Company's stockholders. Stockholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, at 205 Datura Street, West Palm Beach, Florida 33401. The submission must include the following information:

o the name and address of the stockholder as they appear on the Company's books, and number of shares of the Company's common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder's ownership will be required);

o the name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder's ownership should be provided);

o    a statement of the candidate's business and educational experience;

o such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

o a statement detailing any relationship between the candidate and the Company or its subsidiaries;

o a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

o detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

o a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

     A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in "Other Matters and Advance Notice Procedures."

     The committee did not receive any securityholder-recommended nominees for inclusion in this proxy statement, pursuant to the procedures set forth in the Company's By-laws.

         Audit Committee

     The Board of Directors has adopted a written charter for the Audit Committee, and a copy of this charter is attached as Appendix A to this Proxy Statement. The Audit Committee met seven times during the year ended December 31, 2003. During 2003 the Audit Committee of the Company consisted of Directors Beaty, Bremer, Warren and Watson. This committee meets on a quarterly basis with the internal auditor and the Bank's compliance officer to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues. The Audit Committee also meets at least twice a year with the Company's independent auditors. Each member of the Audit Committee is "independent" as defined under the Nasdaq listing standards and applicable Securities Exchange Act rules. Each member of the Audit Committee is able to read and understand financial statements, and no member of the Audit Committee has participated in the preparation of the Company's or the Bank's, or any of the Bank's subsidiaries' financial statements during the past three years. Director Bremer is deemed by the Company to be an "audit committee financial expert." Director Bremer has an understanding of generally accepted auditing principles (GAAP) and has the ability and experience to prepare, audit, evaluate and analyze financial statements which present the breadth and level of complexity of issues that the Company reasonably expects to be raised by the Company's financial statements. Director Bremer has acquired these attributes as a certified public accountant in practice with the accounting firm of Ernst & Young.

     The Audit Committee reviews and approves all related-party transactions of the Company and the Bank, which would be required to be disclosed under applicable Exchange Act rules. A representative of Deloitte & Touche LLP is expected to attend the meeting and respond to appropriate questions and may make a statement if he so desires.

     Set forth below is information regarding fees paid to Deloitte & Touche LLP in 2003 and 2002.

     Audit Fees. During the past two years the aggregate fees billed for professional services rendered by Deloitte & Touche LLP (the "Independent Auditor") for the audit of the Company's annual financial statements and for the review of the Company's Forms 10-Q were $227,900 for 2003 and $214,000 for 2002.

     Audit-related fees. During the past two years the aggregate fees billed for professional services by the Independent Auditor that are reasonably related to the performance of the audit were $36,200 for 2003 and $32,600 for 2002.
Audit-related fees in 2003 included $36,200 in audit fees for the Company's employee benefit plans. Audit-related fees in 2002 included $28,600 in audit fees for the Company's employee benefit plans and $4,000 in consent issuance fees in conjunction with the filing of a registration statement on Form S-8. Tax Fees. During the past two fiscal years the aggregate fees billed for professional services by the Independent Auditor for tax services were $43,200 for 2003 and $56,500 for 2002.

     All Other Fees. The aggregate fees billed for professional services rendered for the Company by the Independent Auditor for service other than those listed above were $4,700 for 2002. There were no such fees paid in 2003.

     The Audit Committee considered whether the provision of non-audit services was compatible with maintaining the independence of its auditors. The Audit Committee concluded that performing such services in 2003 did not affect the auditors' independence in performing their function as auditors of the Company.

     Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

     The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The tax fees and other fees paid in 2003 and 2002 were approved per the Audit Committee's pre-approval policies.

Audit Committee Report

     In accordance with rules recently established by the SEC, the Audit Committee has prepared the following report for inclusion in this proxy statement:

     As part of its ongoing activities, the Audit Committee has:

o Reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended December 31, 2003;

o Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended;

o Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence; and

o Considered the compatibility of non-audit services described above with maintaining auditor independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

                   This report has been provided by the Audit
                                   Committee:

    Keith D. Beaty, Paul C. Bremer, Donald E. Warren, M.D. and Karl H. Watson

Compensation Committee Interlocks and Insider Participation

     The Company does not independently compensate its executive officers, directors, or employees. The Executive Compensation and Benefits Committee of the Bank retains the principal responsibility for the compensation of the officers, directors and employees of the Bank. The Executive Compensation and Benefits Committee consists of Directors Beaty, Bremer, Warren and Watson, each of whom is independent. The Executive Compensation and Benefits Committee reviews the benefits provided to the Bank's officers and employees. During the year ended December 31, 2003, the Executive Compensation and Benefits Committee met twice.

Report of the Executive Compensation and Benefits Committee

     Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Executive Compensation and Benefits Committee of the Bank, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

     The Executive Compensation and Benefits Committee of the Bank is delegated the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with the compensation strategy, competitive practices, the performance of the Bank, and the requirements of appropriate regulatory agencies. All "independent" directors sit on the Executive Compensation and Benefits Committee and participate in executive compensation decision-making. All cash compensation paid to executive officers is paid by the Bank. The Company does not currently pay any cash compensation to executive officers.

     The primary goal of the Bank and its Executive Compensation and Benefits Committee is to provide an adequate level of compensation and benefits in order to attract and retain key executives. The performance of each officer is reviewed annually to determine his or her contribution to the overall success of the institution.

     Compensation of senior management is reviewed annually on a cycle that coincides with the Bank's fiscal year end. In general, the purpose of the annual compensation review is to ensure that the Bank's base salary levels are competitive with financial institutions similar in size, geographic market and business profile in order for the Bank to attract and retain persons of high quality. In this regard, the Executive Compensation and Benefits Committee utilized six salary surveys, including the "Florida Bankers Salary Survey," "Savings and Community Bankers Annual Salary Survey," the "Bank Administration Institute Salary Survey" and the "SNL Executive Compensation Review." In addition, the Executive Compensation and Benefits Committee considers the overall profitability of the Bank and the executive officer's contribution to the Bank when making its decision.

     The Board of Directors approved a base salary for the Bank's Chief Executive Officer of $410,000 for fiscal year 2004, which represented a 5.1% increase from the Chief Executive Officer's base salary of $390,000 in fiscal 2003. The 2004 base salary was based upon the Chief Executive Officer's performance and industry standards.

    This report has been provided by the Executive Compensation and Benefits
Committee:

                   Directors Beaty, Bremer, Warren and Watson

Evaluation of disclosure controls and procedures

     The Company has adopted controls and other procedures which are designed to ensure that information required to be disclosed in this Proxy Statement and other reports filed with the SEC is recorded, processed, summarized and reported within time periods specified by the SEC. Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the fiscal year (the "Evaluation Date"). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that, as of the Evaluation Date, our disclosure controls and procedures were effective in timely alerting them to the material information relating to us (or our consolidated subsidiaries) required to be included in this Proxy Statement.

Communications with the Board of Directors

     Any stockholder who wishes to contact the Board of Directors or an individual director may do so by writing to: Board of Directors, Fidelity Bankshares, Inc. 205 Datura Street, West Palm Beach, Florida 33401. Communications are reviewed by the Corporate Secretary and are then distributed to the Board of Directors or individual director as appropriate depending on the facts and circumstances outlined in the communications received. The Corporate Secretary may attempt to handle an inquiry directly or forward a communication for response by another employee of the Company, and the Corporate Secretary has the authority not to forward a communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

     The Company has established separate procedures for the submission of complaints regarding accounting, internal accounting controls, or auditing matters, as required by Section 301 of the Sarbanes-Oxley Act of 2002. Such communications may be submitted to the Chairman of the Audit Committee by telephoning (561) 803-9980. Alternatively, such communications may be submitted in writing to the following address: Attn: Corporate Secretary, Fidelity Bankshares, Inc. 205 Datura Street, West Palm Beach, Florida 33401.

Code of Ethics

     The Company has adopted a Code of Ethics that is applicable to the officers, directors and employees of the Company, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on the Company's website at www.fidelityfederal.com. Amendments to and waivers from the Code of Ethics will also be disclosed on the Company's website.

Performance Graph

     Set forth hereunder is a performance graph comparing (a) the total return on the common stock of the Company for the period beginning on January 1, 1998, through December 31, 2003, (b) the cumulative total return on stocks included in the S&P 500 Index over such period, (c) the cumulative total return on stocks included in the Nasdaq Composite Index over such period, and (d) the cumulative total return on stocks included in the Nasdaq Bank Index over such period. The cumulative total return on the Company's common stock was computed assuming the reinvestment of cash dividends.

     Assuming an initial investment in the common stock of Fidelity Bankshares, Inc. of $100.00 on December 31, 1998 with dividends reinvested, the cumulative total value of the investment on December 31, 2003 would be $402.46. There can be no assurance that the Company's stock performance will continue in the future with the same or similar trend depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.



                                                 Fidelity Bankshares, Inc.


                                [OBJECT OMITTED]


                                                             Period Ending
                                   ---------------------------------------------------------------------------
Index                                         12/31/98   12/31/99   12/31/00   12/31/01   12/31/02   12/31/03
--------------------------------------------------------------------------------------------------------------

Fidelity Bankshares, Inc.                       100.00      66.04      97.23     196.99     225.60     402.46
S&P 500*                                        100.00     121.11     110.34      97.32      75.75      97.40
NASDAQ - Total US                               100.00     185.95     113.19      89.65      61.67      92.90
Russell 2000                                    100.00     121.26     117.59     120.52      95.83     141.11
SNL $1B-$5B Bank Index                          100.00      91.91     104.29     126.72     146.28     198.92

--------------------------------------------------------------------------------
                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     The following table sets forth the cash compensation paid for services during the years ended December 31, 2003, 2002 and 2001 to the Company's Chief Executive Officer and the Company's five most highly compensated executive officers.

====================================================================================================================================
                                                    Summary Compensation Table
====================================================================================================================================
                             Annual Compensation                                            Long-Term
                                                                               ===================================
                                                                                       Compensation Awards
------------------------------------------------------------------------------ ------------------------------------ ----------------
      Name and           Year Ended      Salary      Bonus         Other        Restricted   Options/SARs  Payouts     All Other
                                                                   Annual         Stock
                                                                Compensation     Award(s)                            Compensation
 Principal Position     December 31,     ($)(1)      ($)(2)      ($)(3)(4)        ($)(5)        (#)(6)                  ($)(7)
---------------------- --------------- ----------- ----------- --------------- ------------- ------------- -------- ----------------
Vince A. Elhilow            2003       $ 390,000   $  346,918     $  48,418     $    --          --          --        $  57,226
President and Chief         2002         368,000      291,215        48,206      1,397,940     129,000       --           52,976
Executive Officer           2001         340,000      105,071        49,186         --           --          --           52,392
---------------------- --------------- ----------- ----------- --------------- ------------- ------------- -------- ----------------
Joseph C. Bova              2003       $ 207,000   $  108,044     $  12,013     $    --          --          --        $  38,828
Executive Vice              2002                       92,075        12,013       607,800       49,000       --           34,980
President--Lending           2001       195,000         35,360        12,013         --           --          --           35,055
Operations                               180,000
---------------------- --------------- ----------- ----------- --------------- ------------- ------------- -------- ----------------
Christopher H. Cook         2003       $ 207,000   $  108,044     $   8,496     $    --          --          --        $  35,874
Executive Vice              2002         197,000       92,075         8,284        607,800      49,000       --           29,008
President                   2001         182,000       35,360         8,072         --           --          --           32,117
Corporate Counsel
---------------------- --------------- ----------- ----------- --------------- ------------- ------------- -------- ----------------
Robert L. Fugate            2003       $ 207,000   $  108,044     $   5,280     $    --          --          --        $  38,310
Executive Vice              2002         192,000       92,075         5,280        607,800      49,000       --           33,794
President--Banking          2001         177,000       35,360         5,280         --           --          --           34,732
Operations Manager
---------------------- --------------- ----------- ----------- --------------- ------------- ------------- -------- ----------------
Richard D. Aldred           2003       $ 207,000   $  108,044     $   4,200     $    --          --          --        $  38,926
Executive Vice              2002         197,000       92,075           550        607,800      49,000       --           35,394
President--Finance          2001         182,000       35,360           550         --           --          --           36,278
====================== =============== =========== =========== =============== ============= ============= ======== ================

--------------------------------
(1) Includes compensation deferred at the election of the named individual under Fidelity Federal Bank & Trust's savings plan for employees, Fidelity Federal Bank & Trust's flexible benefit plan and Fidelity Federal Bank & Trust's long-term deferred compensation plan.
(2) Includes amounts deferred at the election of the executive under Fidelity Federal Bank & Trust's management performance plan.
(3) Includes $29,400 and $2,400 of Directors' fees for Fidelity Federal Bank & Trust and its subsidiaries, payable to Messrs. Elhilow and Bova, respectively, in 2003.
(4) Consists of automobile lease payments or automobile reimbursement stipends and club dues for the named individual. The aggregate amount of such benefits did not exceed the lesser of $50,000 or 10% of cash compensation for the named individual.
(5) The value of the restricted stock awards represents the number of shares awarded multiplied by $20.26, which was the per share closing price on the date of the award. The restricted stock awards vest ratably over a five-year period.
(6)  The stock options granted vest ratably over a five-year period.
(7) Includes amount allocated to executive officers under Fidelity Federal Bank & Trust employee stock ownership plan, long-term deferred compensation plan and matching contributions allocated under Fidelity Federal Bank & Trust's savings plan for employees.

Employment and Change in Control Arrangements

     Employment Agreements. The Company and the Bank have each entered into employment agreements with Vince A. Elhilow, President and Chief Executive Officer. The employment agreements have an initial three-year term and may be renewed for an additional year on each anniversary date of the agreements so that the remaining term is three years, unless written notice of nonrenewal is given by the boards of directors after conducting a performance evaluation of the executive. The agreements provide that Mr. Elhilow's base salary will be reviewed annually. Effective January 1, 2004, the current base salary of Mr. Elhilow is $410,000. In addition to the base salary, the employment agreements provide that Mr. Elhilow will receive all benefits provided to permanent full-time employees of the Bank and/or the Company, including among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. In addition, Mr. Elhilow and his spouse will be entitled to continuation of health care coverage upon his retirement or other termination of employment. Such health care coverage will continue for the lifetime of the executive and his spouse, provided that upon the executive and his spouse's eligibility for Medicare coverage, such coverage will be supplemental to Medicare coverage. Mr. Elhilow will also be provided with an automobile, reimbursement for the cost of maintenance of such automobile, and reimbursement of business expenses, including reimbursement of fees for membership in clubs and organizations deemed appropriate to further the business of the Bank. It is expected that the compensation to Mr. Elhilow will be paid primarily by the Bank. In the event that compensation required under the agreements is not paid by the Bank, the Company is required to pay such compensation to Mr. Elhilow. The employment agreements provide for termination of Mr. Elhilow's employment for cause at any time.

     In the event the Company or the Bank chooses to terminate Mr. Elhilow's employment for reasons other than for cause, or for reasons other than disability or due to retirement, or in the event of Mr. Elhilow's involuntary termination by the Company or the Bank or voluntary resignation of the executive following a change in control (as defined in the agreement) or in the event of his voluntary resignation upon: (i) failure to reelect him to his current office; (ii) a material change in his functions, duties or responsibilities, which change would cause his position to become one of lesser responsibility, importance or scope; (iii) relocation of his principal place of employment by more than 30 miles; (iv) the liquidation or dissolution of the Company or the Bank; or (v) a breach of the agreement by the Company or the Bank; or (vi) a change in control of the Company or the Bank, the executive, (or in the event of death, his beneficiary), would be entitled to a sum equal to his earned but unpaid salary and benefits due under the remaining term of the employment agreement and a sum equal to three times the sum of his highest annual rate of base salary and the highest rate of bonus awarded to him during the prior three years, payable, at his election, in a lump sum or bi-weekly during the remaining term of the agreement.

     The agreements also provide that Mr. Elhilow would be entitled to the continuation of life insurance coverage for a period of 36 months after termination. Mr. Elhilow would also become vested in any outstanding unvested stock options or shares of restricted stock that have been awarded to him. He would also be entitled to a cash payment equal to the present value of the Bank's contributions that would have been made on his behalf under the Fidelity Federal Bank & Trust's 401(k) plan and employee stock ownership plan and any other defined contribution plan maintained by the Company or the Bank if he had continued working for the Bank for 36 months following his termination. Mr. Elhilow would also be entitled to a cash payment equal to the difference, if any, between (i) the present value of benefits to which he would be entitled under the Bank's supplemental executive retirement plan and any other non-qualified deferred compensation plan maintained by the Company or the Bank if he had continued working for the Bank for 36 months following his termination and (ii) the present value of the benefits to which he is actually entitled under any such plan due to his termination. In the event payments to Mr. Elhilow include an "excess parachute payment" as defined in the Internal Revenue Code, payments under the employment agreement entered with the Bank would be reduced in order to avoid this result. The employment agreement entered into with the Company would make up any benefits lost under the employment agreement with Fidelity Federal Bank & Trust due to the such reduction to avoid an excess parachute payment and would reimburse Mr. Elhilow for any additional taxes owed as a result of having an such excess parachute payment.

     Upon termination of Mr. Elhilow's employment agreement other than in connection with a change in control, Mr. Elhilow agrees not to compete with the Company or the Bank for a period of one year following such termination.

     If Mr. Elhilow becomes disabled, he will be entitled to the payment of his base salary for the remaining term of his employment agreements or one year, whichever is longer, provided that any amount paid Mr. Elhilow pursuant to any disability insurance would reduce the compensation he would receive. In the event Mr. Elhilow dies while employed by the Bank, Mr. Elhilow's estate, legal representative or beneficiary will be paid the executive's base salary for one year.

     Change in Control Agreements. The Company and the Bank have each entered into change in control agreements with Messrs. Aldred, Bova, Cook, and Fugate. These agreements provide certain benefits in the event of a change of control of the Company or the Bank. Each of the change in control agreements provides for an initial term of 36 months. Commencing on each anniversary date, the Boards of Directors may extend any change in control agreement for an additional year. Following a change in control of the Company or the Bank, each officer would be entitled to a payment under the change in control agreement if the officer's employment is involuntarily terminated during the term of such agreement, other than for cause, or if the officer voluntarily terminates employment during the term of such agreement as the result of a demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the change in control. In the event that an officer's employment is terminated in connection with a change in control, he will receive his earned but unpaid salary and benefits as of the date of termination and a cash payment equal to three times the sum of the highest rate of base salary and the highest rate of bonus awarded to the officer over the prior three years, subject to the applicable withholding taxes. In addition to the severance payment, each covered officer is entitled to receive life insurance coverage for himself and health care coverage (including dental) for him and his dependents for a period of 36 months following the date of termination. In addition, the officer will become vested in any outstanding unvested stock options or shares of restricted stock that have been awarded to him. The officer will also be entitled to a cash payment equal to the present value of the Bank's contributions that would have been made on his behalf under the Fidelity Federal Bank & Trust's 401(k) plan and employee stock ownership plan and any other defined contribution plan maintained by the Bank as if he had continued working for 36 months following his termination. The officer will also be entitled to a cash payment equal to the difference, if any, between (i) the present value of benefits to which he would be entitled under the Bank's supplemental executive retirement plan and any other deferred compensation plan maintained by the Bank if he had continued working for the Bank for 36 months following his termination and (ii) the present value of the benefits to which he is actually entitled under any such plan due to his termination. In the event payments to the officer include an "excess parachute payment" as defined in the Internal Revenue Code, payments under the change in control agreements entered into with the Bank would be reduced in order to avoid this result. The change in control agreements entered into with the Company would make up any benefits lost under the Bank's change in control agreements due to the such reduction to avoid an excess parachute payment and would reimburse the executives for any additional taxes owed as a result of having an excess parachute payment.


Directors' Compensation

     Fees. Directors receive fees for their service to the Bank and are not separately compensated by the Company. Directors receive a monthly meeting fee of $2,250. Committee chairmen receive fees of $425 for each meeting attended and committee members receive $300 for each meeting attended. The Bank paid a total of $271,000 in director and committee fees during the fiscal year ending December 31, 2003. In addition, the Bank has one chairman emeritus who receives $3,400 monthly as a director of Fidelity Federal Bank & Trust. One director emeritus does not receive any fee; however, he receives $1,462 monthly under the Bank's Retirement Plan for Directors. The directors emeriti meet informally with members of Fidelity Federal Bank & Trust to discuss general matters affecting the Bank. Directors emeriti do not attend board meetings and they have no authority to affect Board or management decisions. There are currently three directors emeriti.

     Retirement Plan for Directors. The Bank maintains a non-tax-qualified Retirement Plan for Directors that provides directors who serve on the Board for at least five years with an annual retirement benefit equal to 80% of such directors' fees for their last full year of service on the Board. Eligible directors must have served on the Board on or after January 1, 1990. Retirement benefits are payable monthly over a period equal to the number of months (including partial months) that a director has served on the Board. The directors' retirement plan provides for survivor benefits payable to a designated beneficiary in an amount equal to the director's regular benefit for a period of up to 180 months or the number of months the director served on the Board, whichever is less. Survivor benefits begin the day a deceased director would have reached age 65. Survivors are entitled to receive the remaining payments due a director who dies after retirement from the Board but before payment of all benefits under the directors' retirement plan. During the year ended December 31, 2003, the cost of the Director's Plan was $93,000.

     Our directors are also eligible to receive certain equity compensation under the 2002 Stock Incentive Benefit Plan, discussed under "-Benefits-2002 Incentive Stock Benefit Plan" in this proxy statement.

Benefits

     Defined Benefit Plan. The Bank maintains a noncontributory defined benefit plan. All employees age 21 or older who were hired prior to January 1, 2001, and who have worked at the Bank for a period of one year and who have been credited with 1,000 or more hours of employment with the Bank during the year are eligible to accrue benefits under the defined benefit plan. The Bank contributes annually an amount to the retirement plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Employees hired after December 31, 2000 are not entitled to participate in the defined benefit plan. Employees who are not eligible to participate in the defined benefit plan are entitled to an enhanced benefit in the Savings Plan for Employees.

     At the normal retirement age of 65 (or the fifth anniversary of plan participation, if later), the plan is designed to provide a life annuity guaranteed for ten years. The monthly retirement benefit provided is an amount equal to the sum of (1) and (2), where (1) is 1.46% of a participant's average monthly compensation multiplied by the participant's years of credited service; and (2) is .44% of average monthly compensation in excess of $1,417 multiplied by the participant's years of credited service (not to exceed 35 years). Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of 15 years of service with the Bank. Upon termination of employment other than as specified above, a participant who was employed by the Bank for a minimum of five years is eligible to receive his or her accrued benefit reduced for early retirement or a deferred retirement benefit commencing on such participant's normal retirement date. Benefits are payable in various annuity forms as well as in the form of a single lump sum payment. At December 31, 2003, the market value of the retirement plan trust fund was approximately $17.2 million. For the plan year ended December 31, 2003, Fidelity Federal Bank & Trust made a contribution to the retirement plan of $2.6 million.

     The following table indicates the annual retirement benefit that would be payable under the retirement plan upon retirement at age 65 in calendar year 2003, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below.


                                                Years of Service and Benefits Payable at Retirement

   Final Average Compensation          15           20            25            30            35           40

     $      25,000                    $ 6,003     $   8,004     $ 10,005      $ 12,006      $ 14,007     $ 15,832
     $      50,000                     13,128        17,504       21,880        26,256        30,632       34,282
     $      75,000                     20,253        27,004       33,755        40,506        47,257       52,732
     $     100,000                     27,378        36,504       45,630        54,756        63,882       71,182
     $     150,000                     41,628        55,504       69,380        83,256        97,132      104,596


-------------------------------------------------------------------------------

     The following table sets forth the years of credited service (i.e., benefit service) as of December 31, 2003, for each of the individuals named in the cash compensation table.

                                                                    Years of
           Name                                               Credited Service

Vince A. Elhilow.............................................          40.9
Richard D. Aldred............................................          19.0
Joseph C. Bova...............................................          32.2
Robert L. Fugate.............................................          31.6
Christopher H. Cook..........................................           7.9

     Savings Plan for Employees. The Bank maintains a savings plan for employees which is a qualified, tax-exempt profit sharing plan with a cash-or-deferred feature under Section 401(k) of the Internal Revenue Code. All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate. Since April 1, 2001, new employees and employees not previously eligible, other than certain excluded employees, have been eligible to make salary deferral contributions on the first day of the month following their 90th day of employment. Part-time employees will continue to be eligible to make salary deferrals on the January 1 or July 1 after attainment of age 21 and completion of 1,000 hours of service. Funds included in the 401(k) plan are managed by an independent trustee who is appointed by the Bank's Board of Directors.

     Under the 401(k) plan, participants are permitted to make salary reduction contributions to the 401(k) plan equal to a percentage of up to 25% of compensation. For these purposes, "compensation" includes total compensation

(including salary reduction contributions made under the 401(k) plan or the flexible benefits plan sponsored by the Bank), but does not include compensation in excess of the Code section 401(a)(17) limits. The participants' salary reduction contribution may be matched by Fidelity Federal Bank & Trust, in its discretion, in the amount of $.50 per $1.00, up to a maximum of 6% of the participants' salary. A participant is eligible for matching contributions on the January 1 or July 1 after attainment of age 21 and completion of one year of service in which they have 1,000 hours of service. All employee contributions and earnings thereon are fully and immediately vested. All employer matching contributions vest at the rate of 20% per year until a participant is 100% vested after five years of service. Participants will also vest in employer matching contributions upon the attainment of the normal retirement age of 65 or later, death or disability, regardless of their years of service. A participant may also withdraw salary reduction contributions in the event the participant suffers a financial hardship.

     The Bank has amended the 401(k) plan to provide that employees hired on or after January 1, 2001, will be entitled to receive an employer discretionary contribution once they become eligible to participate in the 401(k) plan. The employer discretionary contribution will be provided in lieu of a benefit accrual under the defined benefit plan, which has been closed to employees hired after December 31, 2000. Eligible employees will be entitled to an employer discretionary contribution equal to (i) 3% of eligible compensation after the first year of eligibility; (ii) 4% after the 7th year of eligibility ; and (iii) 5% after the 14th year of eligibility.

     Plan benefits will be paid to each participant in either a lump sum or installments over a period of up to 20 years, at the participant's election. Upon distribution of a participant's account, the participant will have the choice of having his account paid to him in common stock (to the extent invested therein) or in cash. At December 31, 2003, the market value of the 401(k) plan trust fund equaled approximately $34.4 million. The contribution to the 401(k) plan for the plan year ended December 31, 2003, was $631,600.

     Supplemental Executive Retirement Plan. The Bank maintains a non-qualified supplemental executive retirement plan for certain executives of the Bank to compensate those executive participants in the Bank's retirement plan whose benefits are limited by Sections 415 or 401(a)(17) of the Internal Revenue Code. As of December 31, 2003, there were 14 executive employees participating in the supplemental executive retirement plan. The supplemental executive retirement plan provides the designated executive employees with retirement benefits generally equal to 80% of compensation (the "target percentage"), reduced by the employee's accrued benefit under the Bank's retirement plan and 50% of the social security benefits. Benefits under the supplemental executive retirement plan vest over a period ending on normal retirement age which is age 65 or age 60 with 30 years of service. Participants may increase their target percentage by 2% of compensation for each year of service beyond normal retirement age; however, a participant's target percentage may not exceed 100%. Participants may elect to have benefits paid as a single life annuity with guaranteed 10-year term or as a joint and 100% or joint and 50% survivor annuity. Benefits for participants who retire before normal retirement age are reduced 5% per year for each year under normal retirement age.

     Pre-retirement survivor benefits are provided for designated beneficiaries of participants who do not survive until retirement in an amount equal to the lump sum actuarial equivalent of the participant's accrued benefit under the Plan. Pre-retirement benefits are payable in 120 equal monthly installments.

     The supplemental executive retirement plan is considered an unfunded plan for tax and Employee Retirement Income Security Act ("ERISA") purposes. All obligations arising under the supplemental executive retirement plan are payable from the general assets of the Bank. However, the Bank has set up a trust to ensure that sufficient assets will be available to pay the benefits under the supplemental executive retirement plan.

     The benefits paid under the supplemental executive retirement plan supplement the benefits paid by the retirement plan. The Bank is unable to project the actual amounts to be paid to each participant under the supplemental executive retirement plan. The following table indicates the expected aggregate annual retirement benefit payable from the retirement plan, supplemental executive retirement plan and 50% of estimated social security benefits to supplemental executive retirement plan participants, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below.

                            Years of Service and Benefits Payable at Retirement

Final Average             25             30            35            40
Compensation

 $ 100,000             $ 80,000      $ 80,000      $ 80,000      $ 80,000
 $ 125,000              100,000       100,000       100,000       100,000
 $ 150,000              120,000       120,000       120,000       120,000
 $ 175,000              140,000       140,000       140,000       140,000
 $ 200,000              160,000       160,000       160,000       160,000
 $ 225,000              180,000       180,000       180,000       180,000
 $ 250,000              200,000       200,000       200,000       200,000
 $ 275,000              220,000       220,000       220,000       220,000
 $ 300,000              240,000       240,000       240,000       240,000

     As of December 31, 2003, Messrs. Elhilow, Aldred, Bova, Fugate and Cook had 40.9, 19.0, 32.2, 31.6 and 7.9 years, respectively, of credited service under the supplemental executive retirement plan. Mr. Aldred's normal retirement age under the supplemental executive retirement plan is 60. Mr. Cook's normal retirement age under the supplemental executive retirement plan is 62. The Bank's cost attributable to the supplemental executive retirement plan was $1.6 million for the year ended December 31, 2003.

     With respect to the executives participating in the supplemental executive retirement plan, the Company has agreed to reimburse them for any excise taxes which may be imposed on them under the federal tax code in connection with payments made following a change in control.

     Long-Term Deferred Compensation Plan. The Bank maintains a long-term deferred compensation plan for selected officers designated by the Board of Directors. As of December 31, 2003, the Board has designated 14 executives to participate in the long-term deferred compensation plan, including Messrs. Elhilow, Aldred, Bova, Fugate and Cook. The long-term deferred compensation plan provides the designated executives with the option of deferring any percentage of compensation until retirement. In addition to participant deferrals, the Bank may contribute annually an amount equal to 10% of each participant's compensation. For these purposes, "compensation" includes salary payable during the calendar year, before reduction for amounts deferred under this Plan or any other salary reduction plan, but does not include bonuses, expense reimbursements, or non-cash compensation. Participant and bank contributions are credited to a separate account which earns "interest" at an annual rate equal to Moody's corporate bond index plus 3%. Participants are at all times 100% vested in participant deferrals but vest in the Bank's contributions over a period of years ending on each participant's normal retirement age of 65 (or age 60 with 30 years of service). Benefits are paid, beginning no later than 60 days following termination of employment with the Bank, either as a lump sum or, at the participant's election made at the time of deferral, over a period of 60, 120 or 180 months. Participants may alternatively elect to withdraw participant deferrals prior to their normal retirement date, but no less than seven years following the end of the deferral period in which the participant initially elected the early withdrawal option. Early withdrawals are available from participant deferrals only and may not be made from bank contributions or "interest" credited to a participant's account. Although segregated "accounts" are set up for participants, all amounts credited to a participant's account remain subject to the claims of the Bank's general creditors. For the year ended December 31, 2003, the Bank vested and funded $39,000, $20,700, $20,700, $20,700 and $20,700 to the account balances of Messrs. Elhilow, Aldred, Bova, Fugate and Cook, respectively.

     Senior Management Performance Incentive Award Program. The Bank maintains a senior management performance incentive award program to reward selected members of senior management (i.e., senior officers, vice presidents and above) for their services which contributed to the Bank's success during the year. The senior management performance award program has two elements: a bonus program for senior management and a non-qualified deferred compensation plan available only to certain members of senior management that are eligible for an award. Under the senior management performance incentive award program, the Bank annually sets aside a varying percentage of net profits and allocates such sums to key management employees in accordance with criteria annually determined by the plan committee. The awards are paid after the end of the calendar year to which they relate. Participants who are eligible elect either immediate receipt of annual awards or deferral of such awards in a non-qualified deferred compensation plan for a designated period of years, or until retirement. Amounts allocated to participants under the non-qualified deferred compensation plan will be invested among ten investment funds, including an Employer Stock Fund. A participant's benefit under the plan will equal the value of the benefit booked to the participant's account. At the time of distribution, deferred amounts will be received in a lump sum or in installments.

     Supplemental Survivor Benefit Plan. The Bank maintains a Supplemental Survivor Benefit Plan that provides selected bank officers with life insurance in an amount initially equal to three times such officer's annual compensation. The Bank is the owner and beneficiary of the life insurance policies; however, each participant is permitted to designate a beneficiary or beneficiaries to whom benefits under the plan would be paid in the event of such officer's death. If a participant does not designate a beneficiary, the Bank will pay the participant's benefits to his or her spouse, children, or estate.

     Supplemental Disability Income. The Bank also has purchased long-term disability income insurance policies for the benefit of Messrs. Elhilow, McDonald, Aldred, Bova, Fugate and Cook to provide disability income in an amount equal to the lesser of $10,000 per month or 60% of such participant's basic monthly salary less disability income payable from other sources. Benefits are payable for periods of up to 60 months for participants who become disabled prior to age 60 and for progressively shorter periods for participants who become disabled after age 60.

     Employee Stock Ownership Plan and Trust. The Bank maintains an employee stock ownership plan and related trust for eligible employees. The employee stock ownership plan is a tax-qualified plan subject to the requirements of ERISA and the Code. Employees who are 21 years or older who have worked at least 12 months (with at least 1000 hours of service) for the Bank are eligible to participate (employees who satisfy these requirements after 6 months of employment will be entitled to participate earlier). The employee stock ownership plan originally purchased 193,200 shares of common stock in connection with the initial stock offering by the Bank. In April 2001, the employee stock ownership plan purchased 521,758 shares of the Company's common stock in connection with the mutual-to-stock conversion of the Bank's mutual holding company, and funded such purchase with a loan from the Company. The loan is being repaid principally from the Bank's contributions to the employee stock ownership plan. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation. Benefits generally become 100% vested after five years of credited service. Forfeitures are reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service. The Bank's contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.

     The Board of Directors established a Benefits Committee consisting of all of the non-employee directors of the Bank to administer the employee stock ownership plan, and has appointed an unrelated corporate trustee for the employee stock ownership plan. The Benefits Committee may instruct the trustee regarding investment of funds contributed to the employee stock ownership plan. The employee stock ownership plan trustee will generally vote all shares of common stock held under the employee stock ownership plan in accordance with the written instructions of the Benefits Committee. In certain circumstances, however, the trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares and shares held in the suspense account in a manner calculated to most accurately reflect the instructions the employee stock ownership plan trustee has received from participants regarding the allocated stock, subject to and in accordance with the fiduciary duties under ERISA owed by the trustee to the plan participants. Under ERISA, the Secretary of Labor is authorized to bring an action against the plan trustee for the failure of the trustee to comply with its fiduciary responsibilities. Such a suit could seek to enjoin the trustee from violating its fiduciary responsibilities and could result in the imposition of civil penalties or criminal penalties if the breach is found to be willful.

     2002 Incentive Stock Benefit Plan. During the year ended December 31, 2002, the Company adopted, and the Company's stockholders approved the 2002 Incentive Stock Benefit Plan (the "2002 Plan"). Under the 2002 Plan, the Company may issue to key employees and non-employee directors up to 1,217,432 shares of Company common stock pursuant to grants of stock options, limited rights, reload options, dividend equivalent rights or stock awards, provided that no more than 347,838 shares may be issued as stock awards. The term of awards under the 2002 Plan, with the exception of stock awards, is ten years from the date of grant, and the shares subject to such awards will be adjusted in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in the corporate structure of the Company. A stock option gives the option holder the right to purchase shares of common stock at a specified price for a specified period of time. The exercise price shall not be less than the fair market value on the date the stock option is granted. A limited right gives the holder the right, upon a change in control of the Company or the Bank, to receive the excess of the market value of the shares represented by the limited rights on the date exercised over the exercise price. The limited rights are subject to the same terms and conditions as the stock options. Payment upon exercise of limited rights will be in cash, or in the event of a merger transaction, for shares of the acquiring corporation or its parent, as applicable. The dividend equivalent rights entitle the holder to receive an amount of cash at the time that certain extraordinary dividends are declared equal to the amount of the extraordinary dividend multiplied by the number of options that the person holds. For these purposes, an extraordinary dividend is defined as any dividend where the rate of dividend exceeds the Bank's weighted average cost of funds on interest-bearing liabilities for the current and preceding three quarters and the annualized aggregate dollar amount of the dividend exceeds the Bank's net income after taxes for the current quarter and preceding three quarters. The reload options entitle the holder, who has delivered shares that he or she owns as payment of the exercise price for option stock, to a new option to acquire additional shares equal in amount to the shares he or she has traded in. Reload options may also be granted to replace option shares retained by the employer for payment of the option holder's withholding tax. The option price at which additional shares of stock can be purchased by the option holder through the exercise of a reload option is equal to the market value of the shares on the date the original option is exercised. The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised. Restricted stock granted under the 2002 Plan will vest ratably over a five-year period commencing in 2003. Options awards to non-employee directors will vest at the rate of 16 2/3% over a six-year period commencing on the date of grant and those awarded to employees will vest at a rate of 20% each year and will be fully vested five years after the date of grant.

     No options were granted to the Named Executive Officers pursuant to the 2002 Stock Option Plan or the 1994 Incentive Stock Option Plan.

     1994 Incentive Stock Option Plan. Options to purchase 550,237 shares of common stock were granted on January 7, 1994, pursuant to the Fidelity Federal Savings Bank of Florida 1994 Incentive Stock Option Plan. The options (with limited rights) provide for an exercise price of $3.76 per share (adjusted for stock dividends and split since distribution). Options which were not exercised expired on January 6, 2004.

     Set forth below is information relative to options outstanding and exercised under the 1994 Incentive Stock Option Plan and the 2002 Incentive Stock Benefit Plans.

=====================================================================================================================
               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES
=====================================================================================================================
                                                                Number of Securities        Value of Unexercised
                                                                Underlying Unexercised
          Name                Shares Acquired      Value              Options at           In-The-Money Options at
                              Upon Exercise     Realized(1)         Fiscal Year-End           Fiscal Year-End(2)
                                                               -------------------------- ---------------------------
                                                                     Exercisable/                Exercisable/
                                                                     Unexercisable              Unexercisable
---------------------------- ---------------- ---------------- -------------------------- ---------------------------
Vince A. Elhilow                  8,000         $149,920            43,000/86,000              $479,020/$958,040
---------------------------- ---------------- ---------------- -------------------------- ---------------------------
Richard D. Aldred                11,000         $154,880            16,334/32,666             $181,961/$363,899
---------------------------- ---------------- ---------------- -------------------------- ---------------------------
Joseph C. Bova                    8,381         $157,060            16,334/32,666             $181,961/$363,899
---------------------------- ---------------- ---------------- -------------------------- ---------------------------
Robert L. Fugate                     --               --            16,334/32,666             $181,961/$363,899
---------------------------- ---------------- ---------------- -------------------------- ---------------------------
Christopher H. Cook               4,823        $  68,197            16,334/32,666             $181,961/$363,899
============================ ================ ================ ========================== ===========================

(1) Equals the difference between the aggregate exercise price of the options exercised and the aggregate fair market value of the shares of common stock received upon exercise, computed using the price of the common stock as quoted on the Nasdaq National Market at the time of exercise.
(2) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of common stock that would be received upon exercise, assuming such exercise occurred on December 31, 2003, at which date the closing price of the common stock as quoted on the Nasdaq National Market was at $31.40.

     1994 Stock Option Plan for Non-Employee Directors. Options to purchase 183,410 shares of common stock were granted to non-employee directors on January 7, 1994 under the Fidelity Federal Savings Bank of Florida 1994 Stock Option Plan for Outside Directors.

     The options provide for an exercise price of $3.76 per share, which was equal to the fair market value of the common stock on the date of grant. All options granted under the directors' stock option plan expire upon the earlier of ten years from the date of grant or one year following the date the optionee ceases to be a director. Options for 15,180 shares of common stock were awarded to each of Directors Warren, Brown, and Beaty. The directors' stock option plan further provides that each new director shall be granted options to purchase 100 shares of common stock to the extent options remain available in, or are returned to, the directors' stock option plan. Options which were not exercised expired on January 6, 2004.

Compensation Plans

     Set forth below is information as of December 31, 2003 regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by stockholders.

====================================================================================================================
               Plan                 Number of securities to be     Weighted average        Number of securities
                                      issued upon exercise of
                                      outstanding options and                            remaining available for
                                              rights              exercise price(2)        issuance under plan
--------------------------------------------------------------------------------------------------------------------
Equity compensation plans approved         1,124,683 (1)        $      19.73
by stockholders.................                                                                  46,361 (3)
--------------------------------------------------------------------------------------------------------------------
Equity compensation plans not
approved by stockholders........                  --                           --                     --
--------------------------------------------------------------------------------------------------------------------
      Total.....................           1,124,683            $      19.73                      46,361
====================================================================================================================

-------------------
(1) Consists of options to purchase (i) 29,288 shares of common stock under the 1994 Stock Option Plan and (ii) 826,724 shares of common stock under the 2002 Stock Option Plan. Also includes restricted stock awards totaling 268,671 shares of common stock.
(2) The weighted average exercise price reflects the exercise price of $3.76 per share for options granted under the 1994 Stock Option Plan and $20.26 per share for options under the 2002 Plan. Does not take into effect the grant of shares of restricted stock.
(3) Consists of options to purchase 41,444 shares under the 2002 Plan and 4,917 shares under the 1994 plan.

--------------------------------------------------------------------------------
                    TRANSACTIONS WITH CERTAIN RELATED PERSONS
--------------------------------------------------------------------------------

     Federal law requires all loans or extensions of credit to executive officers and directors to be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

     All transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Bank than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent non-employee directors of the bank not having any interest in the transaction. During the year ended December 31, 2003, Fidelity Federal Bank & Trust had no loans outstanding to directors or executive officers which were made on preferential terms.

     Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to the Company. Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to the Bank's directors and officers are made in conformity with the Federal Reserve Act and applicable regulations.

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal must be received at the Company's executive office, 205 Datura Street, West Palm Beach, Florida 33401, no later than November 20, 2004. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

--------------------------------------------------------------------------------
                   OTHER MATTERS AND ADVANCE NOTICE PROCEDURES
--------------------------------------------------------------------------------

     The Bylaws of the Company provide an advance notice procedure before certain business or nominations to the Board of Directors may be brought before an annual meeting. There have been no material changes to these procedures during the year ended December 31, 2003. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not less than 90 days before the date fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made, to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name, record address, and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in the paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

     The date on which next year's Annual Meeting of Stockholders is expected to be held is April 19, 2005. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the next Annual Meeting of Stockholders must be given to the Company no later than January 20, 2005.

--------------------------------------------------------------------------------
                                  MISCELLANEOUS
--------------------------------------------------------------------------------

     The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. However, if any matters should properly come before the Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Meeting, as to which they shall act in accordance with their best judgment.

     The cost of  solicitation  of  proxies  will be borne by the  Company.  The
Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary, Fidelity Bankshares, Inc., 205 Datura Street, West Palm Beach, Florida 33401. Additionally, the Company's Annual Report on Form 10-K may be obtained by accessing the Company's website at www.fidelityfederal.com.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Elizabeth M. Cook
                                        ------------------------------
                                        Elizabeth M. Cook

West Palm Beach, Florida
March 19, 2004

                                                                     Appendix A

                             AUDIT COMMITTEE CHARTER

The board of directors of Fidelity Bankshares, Inc. has created a committee of directors known as the AUDIT COMMITTEE, with the authority, responsibility and specific duties are described below. This charter governs the operations of the AUDIT COMMITTEE.

COMPOSITION

The AUDIT COMMITTEE shall be comprised of at least three directors each of whom are independent of management and operating executives. Members of the AUDIT COMMITTEE shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company or its subsidiaries. The members of the AUDIT COMMITTEE must also meet the independence requirements of the Nasdaq National Market. All AUDIT COMMITTEE members shall be financially literate, and at least one member shall be an "audit committee financial expert" as defined by Securities and Exchange Commission regulations. The board shall annually appoint the members for the AUDIT COMMITTEE. One of the members shall be appointed committee chairman by the board of directors.

AUTHORITY

The AUDIT COMMITTEE may be requested by the board of directors to investigate any activity of the institution, and all employees are directed to cooperate as requested by members of the committee. The AUDIT COMMITTEE is empowered to retain persons having special competence as necessary to assist the committee in fulfilling its responsibility.

RESPONSIBILITY

The primary responsibility of the AUDIT COMMITTEE is to oversee the Company's financial reporting process on behalf of the board of directors and report the results of their activities to the board. While the AUDIT COMMITTEE has the responsibilities and powers set forth in its Charter, it is not the duty of the AUDIT COMMITTEE to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company's financial statements and for reviewing the Company's unaudited interim financial statements.

Consistent with their fiduciary duty, the AUDIT COMMITTEE is to serve as a focal point for communication between noncommittee directors, the independent auditors, the internal audit and compliance function, and management as their duties relate to financial accounting, reporting, controls and regulatory compliance. The AUDIT COMMITTEE is to assist the board of directors in fulfilling its fiduciary responsibilities as to accounting policies, reporting practices and the sufficiency of auditing relative thereto and regulatory compliance. It is to be the board's principal agent in ensuring the independence of the institution's independent accountants, internal audit function, the integrity of management, and the adequacy of disclosures to stockholders.

MEETINGS

The AUDIT COMMITTEE is to meet as least four times per year, and as many more times as that committee deems necessary to fulfill its duties.

ATTENDANCE

At least a majority of the members of the AUDIT COMMITTEE are to be present at all meetings. As necessary or desirable, the chairman may request that members of management, the Internal Auditor, Compliance Officer, Security Officer and representatives of the independent auditors be present at meetings of the committee.

 MINUTES

Minutes of each meeting are to be prepared and sent to committee members and the directors who are not members of the committee.

 DUTIES AND RESPONSIBILITIES

The AUDIT COMMITTEE, in carrying out its responsibilities, believes its polices and procedures should remain flexible, in order to best react to changing conditions and circumstances. The AUDIT COMMITTEE should take appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

        The AUDIT COMMITTEE is to:

I. Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

2. Advise the Board with respect to the Company's policies and procedures regarding compliance with Company's Code of Conduct and report any violations of the Code to the Board.

3. Evaluate the institution's compliance with and effectiveness of the Bank's administrative and operating policies and procedures, and accounting internal control system, by review of written reports from the internal and external auditors and monitor management's response and actions to correct any noted deficiencies;

4. Evaluate the institution's compliance with federal and state laws and regulations (safety and soundness and compliance) and any agreements with the regulators by review of the compliance officer's reports, examination reports and other correspondence from the regulatory authorities and management's response to these reports;

5. Evaluate the institution's compliance with board established lending policies and underwriting standards for loans by review of an internal audit report generated at least annually, which reviews a sample of loans originated or purchased during a period, affiliated person loans, and loans in excess of a certain dollar amount determined by the Audit Committee.

6. Review all regulatory examination reports submitted to the Bank and management's response to them;

7.   Review all significant accounting changes; and

8. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

9. Review the annual audited financial statements with management and the independent accountants, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal
     controls  that  could   significantly   affect  the   Company's   financial
     statements.

10. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

11. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, and annual report on Form 10-K. Unless already provided to the full Board of Directors, the AUDIT COMMITTEE shall be furnished with copies of earnings releases and formal earnings guidance provided to financial analysts and rating agencies prior to dissemination.

12. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

13. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in executive sessions.

14. Review and approve the audit plan of the internal auditors, including the extent to which the planned audit scope relates to identifying weaknesses in internal controls and review of the institution's EDP procedures and controls.

15. Review the significant reports to management prepared by the internal auditing department and management's responses.

16. Review the appointment and replacement of the senior internal auditing executive.

17. Meet with the independent auditor prior to the start of the annual external audit to review the proposed audit scope, planning and staffing.

18. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

19. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

     (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

     (b)  Any changes required in the planned scope of the internal audit.

20. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the AUDIT COMMITTEE, recommend that the Board take appropriate action to insure the independence of the auditor.

21. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995, regarding required disclosures of corporate fraud to management, the AUDIT COMMITTEE and the Board of Directors, has not been implicated.

22. Be directly responsible for the appointment, retention and termination of the independent auditor, which firm is ultimately accountable to the AUDIT COMMITTEE and the Board. Annually, evaluate the performance of the independent auditor and, if so determined by the AUDIT COMMITTEE, recommend that the Board replace the independent auditor.

23. Approve the fees to be paid to the independent auditor and pre-approve all audit and non-audit services provided by the independent auditors. It shall not engage the independent auditors to perform specific non-audit services proscribed by law and regulation.

24. Establish hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and Nasdaq listing standards.

25. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

26. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

At least annually, the AUDIT COMMITTEE shall obtain and review a report by the independent auditors describing:

     o    The firm's internal quality control procedures.

     o Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues.

     o All relationships between the independent auditor and the Company (to assess the auditor's independence).

While the AUDIT COMMITTEE has the responsibilities and powers set forth in this Charter, it is not the duty of the AUDIT COMMITTEE to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the AUDIT COMMITTEE to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.